UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
June 4, 2008

ALLEGHENY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

West Virginia	000-50151	22-3888163
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 North Main Street
P.O. Box 487
Franklin, West Virginia 26807
(Address of Principal Executive Offices, Zip Code)
Registrant’s telephone number, including area code: (304) 358-2311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Items To Be Included In This Report
Item 5.02(e) Compensatory Arrangements of Certain Officers
EXECUTIVE PERFORMANCE DRIVEN PLAN. On June 4th, 2008, the Board of Directors for Pendleton Community Bank (the “Bank”), a wholly-owned subsidiary of Allegheny Bancshares, Inc. (the “Company”), approved the Pendleton Community Bank , Inc. Executive Performance Driven Plan with its chief executive officer. The Performance Plan provides for bonus compensation based on achievement of certain performance goals. The CEO is eligible to receive a bonus based on achievement of the performance criteria. Incentive payments will be credited to a deferral account on the books and records of the Bank and would represent unsecured obligations of the Bank. At normal retirement, the balance of the deferral account is to be annuitized in twelve equal installments for fifteen years. In the event of termination prior to retirement, except for termination for cause, death or change of control, the balance of the deferred account shall be annuitized in twelve equal installments for fifteen years at normal retirement age, or 62 years.
     In the event of a change of control, followed by a separation from service, the benefit shall be determined as though the executive continued to have annual contributions credited to the deferral account until normal retirement age, equal to the greater of the average compensation increase during employment or using 10% of projected compensation, in either event with interest compounded monthly until normal retirement age, when the executive shall be paid the balance in monthly installments of principal and interest for fifteen years.
     In the event of death (except by suicide prior to June 4, 2010) prior to termination of employment or before distribution of benefits has begun, the executive’s beneficiary shall receive the balance of the deferral account. In the event of death after distribution of benefits has begun, the executive’s beneficiary will continue to receive the benefit distributions for the remainder of the fifteen-year term. No benefits are payable in the event of termination with cause.
     For the Bank’s Chief Executive Officer William A. Loving, Jr., performance compensation will be based on the following individual categories (as reflected in the performance of Allegheny Bancshares, Inc.): Return on Average Equity, Increase in Earnings per Share, Return on Assets, Asset Growth Rate.
     The total performance compensation which may be earned by Mr. Loving is between 0% and 11.50% of his base salary, depending on the extent to which goals set by the Board of Directors for the categories outlined above are satisfied.
     A copy of the Performance Plan is attached hereto as Exhibit 10.1 and incorporated herein by reference.
SUPPLEMENTAL RETIREMENT AGREEMENT. On June 4th, 2008 the Bank entered into a non-qualified Supplemental Retirement Agreement (“SERP”) with CEO William A. Loving, Jr. The SERP provides for the payment of a monthly supplemental executive retirement benefit equal to annual payments of $54,663 for a 15 year period. Such benefit shall be payable for a period of fifteen years, or under certain circumstances such as a change of control followed by a separation from service or death (except for death by suicide prior to June 4, 2010), prior to age 65. For each full calendar year Mr. Loving completes with the Bank without separation of service, Mr. Loving shall be credited with 8.33% of this benefit, toward 100% after 12 years. No benefit is available in the event of termination for cause.
The SERP of CEO Loving is attached as Exhibits 10.2 to this Current Report on Form 8-K.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(A) EXHIBITS:
Exhibit 10.1: Executive Performance Driven Plan of William A. Loving, Jr.
Exhibit 10.2: Supplemental Retirement Agreement of William A. Loving, Jr.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: June 10, 2008	Allegheny Bancshares, Inc.

By: /s/ William A. Loving, Jr.
William A. Loving, Jr.
Executive Vice President and Chief Executive Officer